November 2, 2008

Suresh Rajpal
Chairman of the Board
TransTech Services Partners Inc.
445, Fifth Avenue
Suite 30H
New York, NY–10016

Dear Mr. Rajpal,

Please accept this letter as formal notification that I am hereby resigning as Director of Strategy of TransTech Services Partners Inc. I am also resigning from the Board of Directors effective immediately. I will work with you to make the necessary regulatory disclosures.

Sincerely,

Graham Norton–Standen